EXHIBIT 4

INTERNATIONAL SPEEDWAY CORPORATION
2017 LONG TERM INCENTIVE PLAN

ARTICLE I
ESTABLISHMENT OF THE PLAN

1.1    Plan Name. This Plan shall be known as the International Speedway Corporation 2017 Long Term Incentive Plan.
1.2    Effective Date and Expiration of Plan.
(a)    The Plan shall be effective on the date the Board of Directors or the Committee adopts the Plan (the “Effective Date”), provided that the shareholders of the Corporation approve the Plan within twelve (12) months of its adoption by the Board of Directors or the Committee.
(b)    The Plan may be suspended, abandoned or terminated at any time by the Board of Directors or the Committee. Unless sooner terminated, the Plan shall terminate on the date that is ten (10) years after shareholder approval of the Plan (the “Term”), and no Awards may be made thereafter. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.
1.3    Amendment.
(a)    Subject to applicable law, the Board of Directors or the Committee may amend the Plan or any portion thereof from time to time in such respects as the Board of Directors or the Committee may deem advisable in order that any Awards shall conform to any change in applicable laws or regulations or in any other respect the Board of Directors or the Committee may deem to be in the best interests of the Corporation; provided, however, that no such amendment shall, without approval of the shareholders of the Corporation: (i) except as expressly provided in the Plan, increase the number of shares of Common Stock which may be issued under the Plan; (ii) expand the types of awards available to Participants under the Plan; (iii) materially expand the class of persons eligible to participate in the Plan; (iv) materially change the method of determining the Option Price; (v) delete or limit the provision prohibiting the re-pricing of Options; or (vi) extend the Term of the Plan. No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding Award without the consent of the Participant affected thereby.
(b)    Notwithstanding Section 1.3(a), the Committee may amend or modify any outstanding Awards in any manner to the extent that the Committee would have had the authority under the provisions of the Plan as in effect at the time of the Award, initially to award such Awards as so modified or amended, including, without limitation, to change the date or dates as of which such Options or SARs may be exercised, to remove the restrictions on shares of Restricted Stock, or to modify the manner in which Performance Units are determined and whether the Performance Units are paid in cash or Shares. The Committee shall not, however, extend the date an Option or SAR can be exercised beyond the date the Award expires by its original terms or the tenth anniversary of the Award’s original date of grant, whichever is earlier.

1.4    Purpose. The purpose of the Plan is (i) to provide selected key employees (including officers and directors who are also key employees), the non-employee directors of the Corporation and selected consultants and advisors of the Corporation and its Subsidiaries with increased financial incentives to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries; (ii) to align and join the interests of key employees, non-employee directors, consultants and advisors with the interests of the shareholders of the Corporation by focusing on long-term goals and creation of increases in shareholder value; and (iii) to facilitate attracting and retaining key employees, consultants and advisors of exceptional ability by providing incentive compensation opportunities competitive with those of other major corporations.
ARTICLE II
DEFINITIONS

Unless otherwise defined in the Plan, as used herein, the following definitions shall apply:
(a)    “Administrator” means the Committee or the designated individual or individuals to whom the Committee delegates authority under and in accordance with the Plan.
(b)    “Award” means, individually or collectively, any Option, SAR, Restricted Stock, Restricted Performance Stock, Unrestricted Stock, Cash Award or Performance Unit Award.
(c)    “Award Statement” means a written confirmation of an Award under the Plan furnished to the Participant.
(d)    “Board of Directors” shall mean the Board of Directors of the Corporation.
(e)    “Cash Proceeds” means the cash actually received by the Corporation for the purchase price payable upon exercise of an Option plus the maximum tax benefit that could be realized by the Corporation as a result of the exercise of such Option, which tax benefit shall be determined by multiplying (i) the amount that is deductible as a result of any such Option exercise (currently equal to the amount upon which the Participant’s tax withholding obligation is calculated), times (ii) the maximum federal corporate income tax rate for the year of exercise. To the extent a Participant pays the exercise price and/or withholding taxes with shares, Cash Proceeds shall not be calculated with respect to the amounts so paid.
(f)    “Cause,” except for purposes of Article XI, with respect to any Participant, means (i) the definition of “Cause” as set forth in any individual employment agreement which may be applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement that defines Cause, then “Cause” means the termination of a Participant’s employment by his or her employer by reason of his or her (1) engaging in gross misconduct that is injurious to his or her employer and/or the Corporation, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of his or her employer and/or the Corporation, (4) gross negligence in the performance of the Participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of his or her employer and/or the Corporation, (5) conviction of a crime involving moral turpitude, or (6) entering into competition with his or her employer and/or the Corporation. The determination of whether a Participant’s employment was terminated for Cause shall be made by the Corporation in its sole discretion.
(g)    “Change in Control” means any of the following events, unless the Board of Directors prior to such event determines by an affirmative vote of a least 85% of the Directors that such event should not be deemed a change in control:
(i)    An acquisition (other than directly from the Corporation) of any voting securities of the Corporation by any person or group who previously was the beneficial owner of less than 10% of the combined voting power of the Corporation’s outstanding voting securities and who immediately after such acquisition is the beneficial owner of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that, in determining whether a change of control has occurred, voting securities which are acquired by (1) an employee benefit plan (or a trust forming a part thereof) maintained by the Corporation or any Subsidiary, (2) the Corporation or any Subsidiary, (3) any individual member of a group which immediately prior to the acquisition was the beneficial owner of 51% or more of the combined voting power of the Corporation’s outstanding voting securities, or (4) any person in connection with a Non-Control Transaction (as hereinafter defined), will not constitute an acquisition which results in a change of control;
(ii)    Approval by stockholders of the Corporation of:
(1)    a merger, consolidation, or reorganization involving the Corporation, unless:
(A)    the shareholders of the Corporation immediately before such merger, consolidation, or reorganization will own, directly or indirectly, immediately following such merger, consolidation, or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Corporation immediately before such merger, consolidation, or reorganization; and
(B)    the individuals who were members of the Board of Directors immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the Board of Directors of the Surviving Corporation; and
(C)    no person (other than the Corporation, any Subsidiary, any employee benefit plan, or any trust forming a part thereof) maintained by the Corporation, the Surviving Corporation, any subsidiary of the Surviving Corporation, or any person or group who, immediately prior to such merger, consolidation, or reorganization, was the beneficial owner of 20% or more of the then outstanding voting securities of the Corporation, is the beneficial owner of 10% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
(D)    a transaction described in clauses (i) through (iii) above is referred to herein as a “Non-Control Transaction;”
(2)    the complete liquidation or dissolution of the Corporation; or

(3)    an agreement for sale or other disposition of all or substantially all of the assets of the Corporation to any person (other than a transfer to a Subsidiary).
(iii)    Notwithstanding the foregoing, a change of control will not be deemed to occur solely because any person (a “Subject Person”) acquires beneficial ownership of more than the permitted amount of the outstanding voting securities of the Corporation as a result of the acquisition of voting securities by the Corporation which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a change of control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Corporation, and after such share acquisition by the Corporation, the Subject Person becomes the beneficial owner of any additional voting securities which increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person, then a change of control will be deemed to have occurred.
For the purposes of the foregoing definitions, “group” shall have the same meaning as when used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Notwithstanding the provisions of this Section 2(g), for any Award that is subject to the requirements of Code Section 409A, (1) no event shall constitute a Change in Control unless the event qualifies under Treas. Reg. § 1.409A-3(i)(5), with respect to the recipient of the Award, as a change in ownership of the corporation, a change in effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation; and (2) the Board of Directors’ determination that the event is a Change in Control shall be strictly ministerial and will not involve any discretionary authority.
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Committee” shall mean the Compensation Committee designated by the Board of Directors of the Corporation, or such other committee as shall be specified by the Board of Directors to perform the functions and duties of the Committee under the Plan; provided, however, that the Committee shall comply with the requirements of (i) Rule 16b-3 of the Rules and Regulations under the Exchange Act, and (ii) Section 162(m) of the Code and the regulations thereunder.
(j)    “Common Stock” shall mean Class A Common Stock of the Corporation.
(k)    “Corporation” shall mean International Speedway Corporation, a Florida corporation, or any successor thereof.
(l)    “Date of Grant” shall mean the date on which an Award is granted pursuant to the terms of the Plan.
(m)    “Director” shall mean a member of the Board of Directors.
(n)    “Discretion” shall mean in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a key employee, director, consultant or advisor in a manner consistent with the treatment afforded other key employees, directors, consultants or advisors with respect to the Plan.
(o)    “Dividend Equivalent” shall mean the right to receive an amount equal to the regular cash dividend paid on one share of Common Stock. Dividend Equivalents may only be granted in connection with the grant of an Award that is based on but does not consist of shares of Common Stock (whether or not restricted). The number of Dividend Equivalents so granted shall not exceed the number of related stock-based rights. (For example, the number of Dividend Equivalents granted in connection with a grant of Stock Appreciation Rights may equal the number of such Stock Appreciation Rights, even though the number of shares actually paid upon exercise of those Stock Appreciation Rights necessarily will be less than the number of Stock Appreciation Rights and Dividend Equivalents granted.) Dividend Equivalents shall be subject to such terms and conditions as may be established by the Committee, but they shall expire no later than the date on which their related stock-based rights are either exercised, expire or are forfeited (whichever occurs first). The amounts payable due to a grant of Dividend Equivalents may be paid in cash, either currently or, subject to Section 6.1, deferred, or converted into shares of Common Stock, as determined by the Committee.
(p)    “Fair Market Value” shall mean (i) the closing price of a share of the Common Stock on the principal exchange on which shares of the Common Stock are then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding day during which a sale occurred; (ii) if such Common Stock is not traded on an exchange, but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the Common Stock is then listed on the NASDAQ National Market) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if such Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, a value determined by the reasonable application of a reasonable valuation method, in accordance with the requirements of Code Section 409A.
(q)    “Incentive Option” shall mean an option to purchase Common Stock which meets the requirements set forth in the Plan and also meets the definition of an incentive option within the meaning of Section 422 of the Code; provided, however, that Incentive Options may only be granted to persons who are employees of the Corporation or of a Subsidiary in which the Corporation owns, directly or indirectly, 50% or more of the combined voting power of all classes of stock of the Subsidiary. The Option agreement for an Incentive Option shall state that the option is intended to be an Incentive Option.
(r)    “Nonqualified Option” shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive option within the meaning of Section 422 of the Code. The Option agreement for a Nonqualified Option shall state that the Option is intended to be a Nonqualified Option.
(s)    “Option” means either a Nonqualified Option or an Incentive Option to purchase Common Stock.
(t)    “Option Price” means the price at which Common Stock may be purchased under an Option agreement, or in the case of a SAR, the Fair Market Value of Common Stock on the date the SAR is awarded.
(u)    “Participant” shall mean (i) any individual designated by the Committee for participation in the Plan, or (ii) a Transferee.
(v)    “Performance Award” shall mean an Award, the granting of which is subject to and as a result of the achievement of Performance Goals.

(w)    “Performance Goals” means goals established by the Committee. A list of authorized performance criteria is attached hereto as Exhibit A.
(x)    “Performance Period” means a period of time over which performance is measured.
(y)    “Performance Unit” means the unit of measure by which is expressed the value of a Performance Unit Award.
(z)    “Plan” shall mean this International Speedway Corporation 2017 Long-Term Incentive Plan.
(aa)    “Plan Year” shall mean a fiscal year of the Corporation falling within the term of this Plan.
(bb)    “Qualifying Performance Criteria” shall mean any one or more of the performance criteria listed on the attached Exhibit A, either individually, alternatively or in any combination, applied to any of the measurement units listed on Exhibit A, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator or, with respect to Awards intended to satisfy Section 162(m) of the Code, exclusively by the Committee, in the Award. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; and (F) any other adjustment consistent with the operation of the Plan. Notwithstanding the foregoing, Awards intended to comply with Section 162(m) of the Code shall be based exclusively on those criteria and other terms and conditions that so comply.
(cc)    “Restricted Performance Stock” means Common Stock subject to Performance Goals.
(dd)    “Restriction Period” means a period of time determined under Section 3.7(a) during which Restricted Stock is subject to the terms and conditions provided in Section 3.7.
(ee)    “Restricted Stock” means Common Stock subject to the terms and conditions provided in Section 3.7 and including Restricted Performance Stock.
(ff)    “Restricted Stock Award” means a grant of Common Stock of the Corporation which is subject to forfeiture, restrictions against transfer, and such other terms and conditions determined by the Committee, as provided in Section 3.7.
(gg)    “Share” means a share of the Common Stock, as adjusted in accordance with the Plan.
(hh)    “Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) of a publicly traded company for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:
(i)    The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and
(ii)    Each Participant who is among the individuals identified as a “key employee” in accordance with clause (i) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.
(ii)     “Stock Appreciation Right” or “SAR” shall mean a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of Common Stock, as provided in Section 3.3, including but not limited to, freestanding Stock Appreciation Rights and tandem Stock Appreciation Rights granted at such times, terms and conditions as are specified in the agreement of other documents evidencing such award (the “Stock Appreciation Right Agreement”).
(jj)    “Subsidiary” shall mean any corporation, limited liability company, or similar entity in which the Corporation owns, directly or indirectly, stock or other equity interest (“Stock”) possessing more than 25% of the combined voting power of all classes of Stock; provided, however, that an Incentive Option may be granted to an employee of a Subsidiary only if the Subsidiary is a corporation and the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of Stock of the Subsidiary; and provided further that an Option or a SAR may be granted to an employee of a Subsidiary only if the Subsidiary is an “eligible issuer of service recipient stock,” within the meaning of Treas. Reg. § 1.409A-1(b)(5(iii)(E)(1), with respect to the Common Stock. To determine whether a Participant has had a Separation from Service for any Award that is subject to Code Section 409A, the ownership threshold of more than 25% provided above shall be replaced by more than 50%.
(kk)    “Transferee” means a person to whom a Participant has transferred his or her rights to an Award under the Plan in accordance with Section 8.5 and procedures and guidelines adopted by the Corporation.
(ll)    “Unrestricted Stock” shall mean Common Stock awarded pursuant to Section 3.8.
     ARTICLE III
AWARDS AND PARTICIPANTS

3.1    Awards.
(a)    Awards permitted under the Plan may consist of Incentive Options, Nonqualified Options, SARs, Restricted Stock, Restricted Performance Stock, Unrestricted Stock, Cash and/or Performance Unit Awards. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee deems appropriate. Awards under a particular Section of the Plan need not be uniform and Awards under two or more Sections may be combined in one Award Statement. Any combination of Awards may be granted at one time and on more than one occasion to the same eligible person. Awards of Performance Units and Restricted

Performance Stock shall be earned solely upon attainment of Performance Goals and the Committee shall have no discretion to increase such Awards.
(b)    At any time and from time to time during the Plan Year, the Committee shall determine and designate, in its Discretion, those key employees, directors, consultants or advisors of the Corporation or any Subsidiary to receive Awards under the Plan, who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation or any Subsidiary; provided, however, that Incentive Options may be granted only to persons who are key employees of the Corporation or a Subsidiary, and in the case of a Subsidiary only if (i) the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of Stock of the Subsidiary and (ii) the Subsidiary is a corporation. For the purposes of the Plan, key employees shall include officers and directors who are also key employees of the Corporation or any Subsidiary. References in this Plan to “employment” and similar terms (except “employee”) shall include the providing of services in the capacity of a director, consultant or adviser. A person who has been engaged by the Corporation for employment shall be eligible for Awards other than Incentive Options, provided such person actually reports for and commences such employment within 90 days after the Date of Grant. Incentive Options may be granted only to individuals who are employees on the Date of Grant.
(c)    Subject to the provisions of the Plan, the Committee is authorized in its Discretion to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan’s administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.
3.2    Options.
(a)    Subject to the terms of the Plan, the Committee, in its Discretion, may grant to Participants either Incentive Options or Nonqualified Options or any combination thereof. Each Option granted under the Plan shall designate the number of Shares covered thereby, if any, with respect to which the Option is an Incentive Option, and the number of Shares covered thereby, if any, with respect to which the Option is a Nonqualified Option.
(b)    Subject to the rules set forth in this Section 3.2, at the time any Option is granted, the Committee, in its Discretion, shall establish the price per share for which the Shares covered by the Option may be purchased. With respect to any Option, such Option Price shall not be less than 100% of the Fair Market Value of the Common Stock on the date on which such Option is granted; provided, however, that with respect to an Incentive Option granted to an employee who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Corporation or any Subsidiary, the Option Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant of such Option. The Option Price shall be subject to adjustment in accordance with the provisions of the Plan.
(c)    To exercise in whole or in part any Option granted hereunder, payment of the Option Price in full in cash or, with the consent of the Committee, in Common Stock or by a promissory note payable to the order of the Corporation in a form acceptable to the Committee, shall be made by the Participant for all Shares so purchased. Such payment may, with the consent of the Committee, also consist of a cash down payment and delivery of such promissory note in the amount of the unpaid exercise price. In the Discretion of and subject to such conditions as may be established by the Committee, payment of the Option Price may also be made by the Corporation retaining from the Shares to be delivered upon exercise of the Option that number of Shares having a Fair Market Value on the date of exercise equal to the Option Price of the number of Shares with respect to which the Participant exercises the Option. Such payment may also be made in such other manner as the Committee determines is appropriate, in its Discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any Option until the actual issuance of Shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such Shares, except as may be otherwise provided in the Plan.
3.3    Stock Appreciation Rights.
(a)    Subject to the terms of the Plan, the Committee may grant Stock Appreciation Rights to Participants either in conjunction with, or independently of, any Options granted under the Plan. A Stock Appreciation Right granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the Stock Appreciation Right to the extent of the number of Shares purchased upon exercise of the Option and, correspondingly, the exercise of the Stock Appreciation Right terminates the Option to the extent of the number of Shares with respect to which the Stock Appreciation Right is exercised. Alternatively, a Stock Appreciation Right granted in conjunction with an Option may be an additional right wherein both the Stock Appreciation Right and the Option may be exercised. A Stock Appreciation Right may not be granted in conjunction with an Incentive Option under circumstances in which the exercise of the Stock Appreciation Right affects the right to exercise the Incentive Option or vice versa, unless the Stock Appreciation Right, by its terms, meets all of the following requirements:
(i)    the Stock Appreciation Right will expire no later than the Incentive Option;
(ii)    the Stock Appreciation Right may be for no more than the difference between the Option Price of the Incentive Option and the Fair Market Value of the Shares subject to the Incentive Option at the time the Stock Appreciation Right is exercised;
(iii)    the Stock Appreciation Right is transferable only when the Incentive Option is transferable, and under the same conditions;
(iv)    the Stock Appreciation Right may be exercised only when the Incentive Option is eligible to be exercised; and
(v)    the Stock Appreciation Right may be exercised only when the Fair Market Value of the Shares subject to the Incentive Option exceeds the Option Price of the Incentive Option.
(b)    Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the excess of or, in the Discretion of the Committee if provided in the Award Statement, a portion of the excess of (i) the then aggregate Fair Market Value of the number of Shares with respect to which the Participant exercises the Stock Appreciation Right, over (ii) the aggregate Fair Market Value of such number of Shares at the time the Stock Appreciation Right was granted. This amount shall be payable by the Corporation, in the Discretion of the Committee, in cash or in Common Stock or any combination thereof.
3.4    Granting and Exercising of Options and Stock Appreciation Rights.
(a)    Subject to the provisions of this Section 3.4, each Option and Stock Appreciation Right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant; provided, however, no Option or Stock Appreciation Right may be exercisable prior to the expiration of six (6) months from the Date of Grant unless the Participant dies or becomes disabled prior thereto. Notwithstanding anything contained in the Plan to the contrary, Stock Appreciation Rights shall always be granted and exercised in such a manner as to conform to the provisions of rules adopted pursuant to the provisions of Section 16 of the Exchange Act. In addition, the aggregate Fair Market Value (determined at the time the Option is granted) of the Common Stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.
(b)    A Participant may exercise an Option or Stock Appreciation Right, if then exercisable, in whole or in part by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by: (i) payment for the Shares with respect to which the Option is exercised in accordance with the Plan; or (ii) in the Discretion of the Committee, irrevocable instructions to a stock broker to promptly deliver to the Corporation full payment for the Shares with respect to which the Option is exercised from the proceeds of the stock broker’s sale of or loan against the Shares. Except as provided in Section 6.1, Options and Stock Appreciation Rights granted to a Participant may be exercised only while the Participant is an employee of the Corporation or a Subsidiary.
(c)    Successive Options and Stock Appreciation Rights may be granted to the same Participant, whether or not the Option(s) and Stock Appreciation Right(s) previously granted to such Participant remain unexercised. A Participant may exercise an Option or a Stock Appreciation Right, if then exercisable, notwithstanding that Options and Stock Appreciation Rights previously granted to such Participant remain unexercised.
(d)    The Committee in its sole discretion may by giving written notice (“Cancellation Notice”) cancel, effective upon the date of any corporate transaction described in Section 6.1 hereof, any Option or Stock Appreciation Right that remains unexercised on such date. The Cancellation Notice shall be given a reasonable period of time prior to the proposed date of cancellation and may be given either before or after shareholder approval of such corporate transaction.
3.5    Non-transferability of Options and Stock Appreciation Rights. No Option or Stock Appreciation Right granted under the Plan to a Participant shall be transferable by such Participant otherwise then by will or by the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable, during the lifetime of the Participant, only by the Participant.
3.6    Term of Options and Stock Appreciation Rights. If not sooner terminated, each Option and Stock Appreciation Right granted hereunder shall expire not more than ten (10) years from the Date of Grant thereof; provided, however, that with respect to an Incentive Option or a related Stock Appreciation Right granted to a Participant who, at the time of the grant, owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of all classes of stock of the Corporation or of any parent or Subsidiary, such Option and Stock Appreciation Right shall expire not more than five (5) years after the Date of Grant thereof.
3.7    Restricted Stock. Subject to the terms of the Plan, the Committee may award shares of Restricted Stock to Participants. All shares of Restricted Stock granted to Participants under the Plan shall be subject to the following terms and conditions (and to such other terms and conditions prescribed by the Committee):
(a)    At the time an Award of Restricted Stock or Restricted Stock Units is made, the Committee shall establish the terms and conditions applicable to such Award, including the Restriction Period during which certain restrictions established by the Committee shall apply to the Award. The Restriction Period shall be not less six (6) months and no greater than five (5) years. Each such Award, and designated portions of the same Award, may have a different Restriction Period, at the discretion of the Committee. Except as permitted or pursuant to this Plan, the Restriction Period applicable to a particular Award shall not be changed.
(b)    Shares of Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the Restriction Period applicable to such shares. Except for such restrictions on transfer, a Participant shall have all of the rights of a shareholder in respect of Restricted Stock awarded to him or her including, but not limited to, the right to receive any dividends on, and the right to vote, the shares except that:
(i)    the Participant shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired;
(ii)    the Corporation may either issue shares subject to such restrictive legends and/or stop-transfer instructions as it deems appropriate or provide for retention of custody of the Restricted Stock during the Restriction Period;
(iii)    the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restriction Period; and
(iv)    a breach of the terms and conditions established by the Committee with respect to the Restricted Stock shall cause a forfeiture of the Restricted Stock.
(c)    Subject to the terms of the Plan, in the event a Participant terminates employment during a Restriction Period for the Participant’s Restricted Stock, such Restricted Stock will be forfeited and transferred back to the Corporation, without payment of any consideration by the Corporation; provided, however, that the Committee may provide for proration or full payout in the event of (i) a termination of employment because of normal or late retirement, (ii) with the consent of the Committee, early retirement or spin-off, (iii) death, (iv) total and permanent disability, as determined by the Committee, or (v) with the consent of the Committee, termination of employment after 15 years of employment with the Corporation or a Subsidiary or any combination thereof, all subject to any other conditions the Committee may determine. However, the Committee may, in its Discretion, release some or all of the Restricted Stock from the restrictions.
(d)    Stock certificates shall be issued in respect of shares of Restricted Stock awarded hereunder and shall be registered in the name of the Participant. Such certificates shall be deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the Discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture.
(e)    At the expiration of the Restriction Period applicable to the Restricted Stock, the Corporation shall deliver to the Participant or the legal representative of the Participant’s estate the stock certificates deposited with it or its designee and as to which the Restriction Period has expired. If a legend has been placed on such certificates, the Corporation shall cause such certificates to be reissued without any legend which is no longer applicable.
(f)    In the case of events such as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation, any stock, securities or other property which a Participant receives or is entitled to receive by reason of his or her ownership of Restricted Stock shall, unless otherwise determined by the Committee, be subject to the same restrictions applicable to the Restricted Stock and shall be deposited with the Corporation or its designee.
3.8    Unrestricted Stock.
(a)    Subject to the terms and provisions of the Plan, a Participant shall have the opportunity to receive an award of Unrestricted Stock in such amounts and upon such terms and at such times as determined by the Committee in its Discretion.
(b)    The Committee shall set performance objectives in its Discretion which, depending on the extent to which they are met, will determine the number of Shares and/or value of Performance Awards that will be paid to the Participant. The Committee shall establish the Performance Period for each Performance Award and shall impose such other conditions and/or restrictions on any Performance Awards as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, time-based restrictions, and/or restrictions under applicable Federal or state securities laws.
(c)    Subject to the terms of this Plan and Section 3.8, after the applicable Performance Period has ended, the Participant shall be entitled to receive a payment of the number of Shares and/or cash earned by the Participant over the applicable Performance Period. Notwithstanding the attainment of specific performance objectives, the Committee has the discretion to reduce or eliminate an Award that would otherwise be payable based on its evaluation of extraordinary events as described in Section 2.bb. of the Plan and other factors.
(d)    Payment of Performance Awards shall be made as soon as practical following the close of the applicable Performance Period in a manner designated by the Committee, in its Discretion. Subject to the terms of this Plan, the Committee, in its Discretion, may pay Performance Awards in the form of Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the Performance Awards at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.
(e)    Except as otherwise provided in this Plan and as specified in Section 8.1, a Participant must remain in the employment of the Corporation until the payment of a Performance Award in order to be entitled to payment; provided, however, that the Committee may, in its Discretion, provide for a partial or full payment in the event the Participant is not so employed.

(f)    A Performance Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
3.9    Cash Awards.
(a)    Subject to the terms and provisions of the Plan, a Participant shall have the opportunity to receive a cash award in such amounts and upon such terms and at such times as determined by the Committee in its Discretion (a “Cash Award”). A Cash Award may take the form of a payment of cash to the Participant or, in the Committee’s Discretion, may confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year (a “Performance Cash Award”).
(b)    Each Performance Cash Award shall contain Performance Goals, which may, in the Committee’s Discretion, include the following: (i) the minimum, target and maximum amount payable to the Participant as a Performance Cash Award; (ii) the performance criteria and level of goal achievement versus these criteria which shall determine the amount of such payment; (iii) the period as to which performance shall be measured for establishing the amount of any payment; (iv) the timing of any payment earned by virtue of performance; (v) restrictions on the alienation or transfer of the Performance Cash Award prior to actual payment; (vi) forfeiture provisions; (vii) crediting, calculation and distribution of bank balances, if applicable; (viii) determination of performance leverage factors; (ix) qualification and characterization of distributions for other plans; and (x) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to all Awards granted under this Plan for any fiscal year of the Corporation to any Participant that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed U.S. $10,000,000.
(c)    The Committee shall establish the Performance Goals and level of achievement versus such Performance Goals which shall determine the target and the minimum and maximum amount payable under a Performance Cash Award. The Committee may specify the percentage of the target Performance Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the Performance Goals for any portion of a Performance Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Committee based on one or more Qualifying Performance Criteria that satisfy the requirements of Section 162(m) of the Code selected by the Committee and specified in writing not later than 90 days after the commencement of the period of service (or, if shorter, 25 percent of such period of service) to which the Performance Goals relate, provided that the outcome is substantially uncertain at that time. The Performance Cash Award earned as a result of satisfying the completion of Qualifying Performance Criteria may be reduced, but may not be increased, by the Committee on the basis of such further considerations as the Committee in its Discretion shall determine. The Committee may adjust Qualifying Performance Criteria to reflect extraordinary events as described in Section 2.bb. of the Plan.

(d)    The Committee shall determine the timing of payment of any Cash Award or Performance Cash Award. Subject to Section 6.1, the Committee may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Cash Award or Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Cash Awards or Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Cash Award or Performance Cash Award, or such portion thereof as the Committee may specify, to be paid in whole or in part in cash or other property.
(e)    The Committee shall have the Discretion to determine the effect on any Performance Cash Award of a termination of employment due to (i) voluntary termination, (ii) disability, (iii) retirement, (iv) death, (v) participation in a voluntary severance program, (vi) participation in a workforce restructuring, or (vii) otherwise.
3.10    Performance Units.
(a)    The Committee may award Performance Units to any Participant (a “Performance Unit Award”). Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of award. The value of a Performance Unit may be represented by Unrestricted Stock or cash.
(b)    At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Performance Unit Award, a Performance Period during which performance shall be measured. There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.
(c)    Performance Units shall be awarded to a Participant and earned contingent upon the attainment of applicable Performance Goals.
(d)    Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Performance Unit Award. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the Discretion of the Committee, be equal to the Fair Market Value of one share of Common Stock.
(e)    In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant’s responsibility level, performance, potential, cash compensation level, other Awards, and such other considerations as it deems appropriate.
(f)    Following the end of a Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee. Payment of Performance Units shall be made in cash except that Performance Units which are measured using Common Stock shall be paid in Common Stock. The Award Statement shall provide whether payment shall be made in a lump sum or in installments and whether payment shall be subject to such other terms and conditions as shall be determined by the Committee.
(g)    Subject to Section 8.1, a Performance Unit Award shall terminate for all purposes if the Participant does not remain continuously in the employ of the Corporation at all times during the applicable Performance Period, except as may otherwise be determined by the Committee. In the event that a Participant holding a Performance Unit ceases to be an employee of the Corporation following the end of the applicable Performance Period but prior to full payment according to the terms of the Performance Unit Award, payment shall be made in accordance with terms established by the Committee for the payment of such Performance Unit.
(h)    Each Performance Unit Award shall be evidenced by an Award Statement or agreement.
ARTICLE IV
PERFORMANCE AWARDS
4.1    Establishment of Performance Goals. Performance Goals applicable to a Performance Unit Award shall be established by the Committee in its Discretion on or before the Date of Grant and not more than a reasonable period of time after the beginning of the relevant Performance Period. Such Performance Goals may include or be based upon any of the criteria on the list of Qualified Performance Criteria attached to this plan as Exhibit A. Performance Goals may be absolute in their terms or be measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee, in its Discretion, may modify the Performance Goals if it determines that circumstances have changed and modification is required to reflect the original intent of the Performance Goals; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any Participant who is a “covered employee” within the meaning of Code Section 162(m). The Committee may in its Discretion classify Participants into as many groups as it determines, and as to any Participant relate his/her Performance Goals partially, or entirely, to the measured performance, either absolutely or relatively, of an identified Subsidiary, operating corporation or test strategy or new venture of the Corporation.
4.2    Levels of Performance Required to Earn Performance Awards. At or about the same time that Performance Goals are established for a specific Performance Period, the Committee shall in its Discretion establish the percentage of the Performance Unit Awards granted for such Performance Period which shall be earned by the Participant for various levels of performance measured in relation to achievement of Performance Goals for such Performance Period.
4.3    Other Restrictions. The Committee shall determine the terms and conditions applicable to any Performance Unit Award, which may include restrictions on the delivery of Common Stock payable in connection with the Performance Unit Award and restrictions that could result in the future forfeiture of all or part of any Common Stock earned. The Committee may provide that Common Stock issued in connection with a Performance Unit Award be held in escrow and/or legended.
4.4    Notification to Participants. Promptly after the Committee has established or modified the Performance Goals with respect to a Performance Unit Award, the Participant shall be provided with written notice of the Performance Goals so established or modified.
4.5    Measurement of Performance Against Performance Goals.
(a)    The Committee shall, as soon as practicable after the close of a Performance Period, determine (i) the extent to which the Performance Goals for such Performance Period have been achieved, and (ii) the percentage of the Performance Units earned by each applicable Participant as a result.
(b)    These determinations shall be absolute and final as to the facts and conclusions therein made and be binding on all parties. Promptly after the Committee has made the foregoing determination, each Participant who has earned Performance Unit Awards shall be notified in writing thereof. For all purposes of this Plan, notice shall be deemed to have been given the date action is taken by the Committee. Participants may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of all or any portion of their Performance Unit Awards during the Performance Period.
4.6    Treatment of Performance Awards Earned. Upon the Committee’s determination that a percentage of any Performance Unit Awards have been earned for a Performance Period, Participants to whom such earned Performance Unit Awards have been granted and who have been (or were) in the employ of the Corporation or a Subsidiary continuously from the Date of Grant, subject to the exceptions set forth at Section 4.9 and Section 4.10 hereof, shall be entitled, subject to the other conditions of the Plan, to payment in accordance with the terms and conditions of their Performance Unit Awards. Such terms and conditions may permit or require that any applicable tax withholding be deducted from the amount payable. Performance Unit Awards shall under no circumstances become earned or have any value whatsoever for any Participant who is not in the employ of the Corporation or a Subsidiary continuously during the entire Performance Period for which such Performance Unit Award was granted, except as provided at Section 4.9 or Section 4.10 hereof.
4.7    Distribution. Distributions payable pursuant to Section 4.6 above shall be made as soon as practicable after the Committee determines the Performance Unit Awards have been earned unless the provisions of Section 4.8 hereof are applicable to a Participant.
4.8    Deferral of Receipt of Performance Award Distributions.
(a)    With the consent of the Committee, and subject to Section 6.1, a Participant who has been granted a Performance Unit Award may by compliance with the then applicable procedures under the Plan, irrevocably elect in writing to defer receipt of all or any part of any distribution associated with that Performance Unit Award. The terms and conditions of any such deferral, including but not limited to, (i) the period of time for, and form of, election; (ii) the manner and method of payout; (iii) the plan and form in which the deferred amount shall be held; (iv) the interest equivalent or other payment that shall accrue pending its payout; and (v) the use and form of Dividend Equivalents in respect of stock-based units resulting from such deferral, shall be as determined by the Committee. Subject to Section 6.1, the Committee may, at any time and from time to time, but prospectively only except as hereinafter provided, amend, modify, change, suspend or cancel any and all of the rights, procedures, mechanics and timing parameters relating to such deferrals.
(b)    The Committee may, in its Discretion, accelerate the payout of such deferrals (and any earnings thereon), or any portion thereof, either in a lump sum or in a series of payments, but under the following conditions only: (i) the Federal tax statutes, regulations or interpretations are amended, modified, or otherwise changed or affected in such a manner as to adversely alter or modify the tax effect of such deferrals; or (ii) the Participant suffers or incurs an event that would qualify for a “withdrawal” of contributions that have not been accumulated for two years without adverse consequences on the tax status of a qualified profit-sharing or stock bonus plan under the Federal tax laws applicable from time to time to such types of plans. No payout of any Award that is subject to Code Section 409A will be accelerated unless the acceleration is permissible under Code Section 409A.
4.9    Non-Disqualifying Termination of Employment. Except for Section 8.1 hereof, the only exceptions to the requirement of continuous employment during a Performance Period for Performance Unit Award distribution are termination of a Participant’s employment by reason of death (in which event the Performance Unit Award may be paid to such Participant’s beneficiary if permitted under the Award Statement), total and permanent disability, with the consent of the Committee, normal or late retirement or early retirement, with the consent of the Committee, or transfer of an executive in a spin-off, with the consent of the Committee, occurring during the Performance Period applicable to the subject Performance Unit Award. In such instance a distribution of the Performance Unit Award shall be made, as of the end of the Performance Period, and 100% of the total Performance Unit Award that would have been earned during the Performance Period shall be earned and paid out; provided, however, in a spin-off situation the Committee may set additional conditions, such as, without limiting the generality of the foregoing, continuous employment with the spin-off entity. If a Participant’s termination of employment does not meet the criteria set forth above, but the Participant had at least 15 years of employment with the Corporation or a Subsidiary or any combination thereof, the Committee may, in its Discretion, allow distribution of up to 100% of the total Performance Unit Award for the Performance Period(s) in which the termination of employment occurred, subject to any conditions that the Committee shall determine.
4.10    Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
4.11    Use of Shares for Cash Awards. To the extent permitted by applicable law, the Administrator may determine that Shares authorized under this Plan may be used in payment of Cash Awards, including additional shares in excess of the Cash Award as an inducement to hold shares.
ARTICLE V
REDUCTION IN AWARDS

5.1    When Applicable. Anything in this Plan to the contrary notwithstanding, the provisions of this Article IX shall apply to a Participant if an independent auditor selected by the Committee (the “Auditor”) determines that each of (a) and (b) below are applicable.
(a)    Payments or distributions hereunder, determined without application of this Article IX, either alone or together with other payments in the nature of compensation to the Participant which are contingent on a Change in Control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, or otherwise, would result in any portion of the payments hereunder being subject to an excise tax on excess parachute payments imposed under Section 4999 of the Code.
(b)    The excise tax imposed on the Participant under Section 4999 of the Code on excess parachute payments, from whatever source, would result in a lesser net aggregate present value of payments and distributions to the Participant (after subtraction of the excise tax) than if payments and distributions to the Participant were reduced to the maximum amount that could be made without incurring the excise tax.

5.2    Reduced Amount. Under this Article IX the payments and distributions under this Plan shall be reduced (but not below zero) so that the present value of such payments and distributions shall equal the Reduced Amount. The “Reduced Amount” (which may be zero) shall be an amount expressed in present value which maximizes the aggregate present value of payments and distributions under this Plan which can be made without causing any such payment to be subject to the excise tax under Section 4999 of the Code.
5.3    Procedure. If the Auditor determines that this Article IX is applicable to a Participant, it shall so advise the Committee in writing. The Committee shall then promptly give the Participant notice to that effect together with a copy of the detailed calculation supporting such determination which shall include a statement of the Reduced Amount. The Participant may then elect, in his/her sole discretion, which and how much of the Awards otherwise awarded under this Plan shall be eliminated or reduced (as long as after such election the aggregate present value of the remaining Awards under this Plan equals the Reduced Amount), and shall advise the Committee in writing of his/her election within ten days of his/her receipt of notice. If no such election is made by the Participant within such ten-day period, the Committee may elect which and how much of the Awards shall be eliminated or reduced (as long as after such election their aggregate present value equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article IX, present value shall be determined in accordance with Section 280G of the Code. All the foregoing determinations made by the Auditor under this Article IX shall be made as promptly as practicable after it is determined that excess parachute payments (as defined in Section 280G of the Code) will be made to the Participant if an elimination or reduction is not made. As promptly as practicable following the election hereunder, the Corporation shall provide to or for the benefit of the Participant such amounts and shares as are then due to the Participant under this Plan and shall promptly provide to or for the benefit of the Participant in the future such amounts and shares as become due to the Participant under this Plan.
5.4    Corrections. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Auditor hereunder, it is possible that payments or distributions under this Plan will have been made which should not have been made (“Overpayment”) or that additional payments or distributions which will have not been made could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Participant which the Auditor believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant which the Participant shall repay together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant if and to the extent such payment would not reduce the amount which is subject to the excise tax under Section 4999 of the Code. In the event that the Auditor, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
5.5    Non-Cash Benefits. In making its determination under this Article IX, the value of any non-cash benefit shall be determined by the Auditor in accordance with the principles of Section 280G(d)(3) of the Code.

5.6    Determinations Binding. All determinations made by the Auditor under this Article IX shall be binding upon the Corporation, the Committee and the Participant.
ARTICLE VI
CODE SECTION 409A

6.1    Compliance with Section 409A. It is intended for the Plan and all Awards to comply with, or be excluded from, the applicable requirements of Code Section 409A. The Plan and all Awards shall be administered, operated, and interpreted consistent with that intent.
6.2    Taxes. The amount of all payments under the Plan will be net of any taxes, penalties, interest, additional taxes, or other amounts imposed on such payments by the federal government or any state, local, or foreign government. To the maximum extent permitted by law, in no event will the Corporation, any Subsidiary, any member of the Committee, or any officer, employee or agent of the foregoing be responsible for such taxes, penalties, interest, or other amounts.
6.3    Distributions to Specified Employees. Distributions of payments that are subject to Code Section 409A and that are paid due to a Specified Employee’s separation from service, as defined in Code Section 409A, may not be made before the date that is six months after the Specified Employee’s date of separation from service. Any such payments that would otherwise be due during such period shall be accumulated and paid on the first day of the seventh month following the date on which the Specified Employee experiences the separation from service.
ARTICLE VII
SHARES OF STOCK SUBJECT TO THE PLAN; MAXIMUM AWARDS

7.1    Maximum Number of Shares Subject to Plan.
(a)    The maximum number of shares with respect to which Options or Stock Appreciation Rights may be granted or which may be awarded as Restricted Stock or Unrestricted Stock under the Plan shall be 1,500,000 shares in the aggregate of Common Stock. The number of Shares with respect to which a Stock Appreciation Right is granted, but not the number of Shares which the Corporation delivers or could deliver to a Participant upon exercise of a Stock Appreciation Right, shall be charged against the aggregate number of Shares remaining available under the Plan; provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option under circumstances in which the exercise of the Stock Appreciation Right results in termination of the Option and vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan. If an Option or Stock Appreciation Right expires or terminates for any reason (other than termination as a result of the exercise of a related right) without having been fully exercised, or if shares of Restricted Stock are forfeited, the number of Shares with respect to which the Option or Stock Appreciation Right was not exercised at the time of its expiration or termination, and the number of forfeited shares of Restricted Stock, shall again become available for the grant of Options or Stock Appreciation Rights, or the award of Restricted Stock, under the Plan, unless the Plan shall have been terminated.

(b)    Notwithstanding any other provision in this Plan, no employee, Director, consultant or advisor of the Corporation or a Subsidiary may receive Options, Stock Appreciation Rights, Restricted Stock, Unrestricted Stock, or any combination thereof for more than 100,000 shares of Common Stock during the Term. For purposes of this 100,000 Share per-person limitation, there shall be taken into account all Shares covered by Options and Stock Appreciation Rights granted, and all Restricted Stock and Unrestricted Stock awarded, to a Participant regardless of whether such Options or Stock Appreciation Rights expire or terminate without being fully exercised or whether such Restricted Stock is forfeited back to the Corporation.
(c)    The number of shares subject to each outstanding Option, Stock Appreciation Right, Restricted Stock or Unrestricted Stock award, the Option Price with respect to outstanding Options, the grant value with respect to outstanding Stock Appreciation Rights, the aggregate number of Shares remaining available under the Plan and the 100,000 Share per-person limitation shall be subject to such adjustment as the Committee, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional Shares shall be issued pursuant to the Plan, no rights may be granted under the Plan with respect to fractional Shares, and any fractional Shares resulting from such adjustments shall be eliminated from any outstanding Award.

     ARTICLE VIII
GENERAL PROVISIONS
8.1    Effect of Termination of Employment on Awards. All of the terms relating to the expiration, lapse, removal of restrictions or cancellation of an Award upon termination of employment or service with the Corporation or a Subsidiary of the holder of such Award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Administrator at the time of grant or thereafter by amendment, in the Administrator’s Discretion.
8.2    Continuation of Employment. The Committee may require, in its Discretion, that any Participant under the Plan to whom an Option or Stock Appreciation Right shall be granted shall agree in writing as a condition of the granting of such Option or Stock Appreciation Right to remain in the employ of the Corporation or a Subsidiary as an employee, consultant or advisor for a designated minimum period from the Date of Grant of such Option or Stock Appreciation Right as shall be fixed by the Committee.
8.3    No Rights to Continued Employment. Nothing contained in the Plan or in any Award granted or awarded pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment as an employee, consultant or advisor of the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person’s employment at any time.
8.4    Investment Purpose. If the Committee in its Discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of Common Stock hereunder (whether by reason of the exercise of Options or Stock Appreciation Rights or the award of Restricted Stock or Unrestricted Stock) and as a condition to the Corporation’s obligation to issue or deliver certificates representing such shares, to execute and deliver to the Corporation a written statement, in form satisfactory to the Committee, representing and warranting that the Participant’s acquisition of Common Stock shall be for such person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (i) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which registration statement has become effective and is current with respect to the shares being offered and sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to a Participant under the Plan.
8.5    Corporation’s Right of First Refusal. A Participant cannot make a valid transfer (as hereinafter defined) of any Shares acquired pursuant to this Plan (whether by reason of the of the exercise of Options or Stock Appreciation Rights or the award of Restricted Stock) the other restrictions upon which have lapsed, or any interest in such shares, unless such transfer is made in compliance with the following provisions:
(a)    Before there can be a valid transfer of any Shares or any interest therein, the record holder of the Shares to be transferred (the “Offered Shares”) shall give written notice (by registered or certified mail) to the Corporation of the desire to sell the Shares. The date such notice is mailed shall be hereinafter referred to as the “Notice Date” and the record holder of the Offered Shares shall be hereinafter referred to as the “Offeror.”
(b)    For a period of ten (10) business days after the Notice Date, the Corporation shall have the option to purchase all (but not less than all) of the Offered Shares at their Fair Market Value in accordance with the terms set forth in this Section 8.5. This right shall be exercisable by the Corporation by mailing (by registered or certified mail) written notice of exercise to the Offeror prior to the end of such ten (10) business day period.
(c)    As used in this Section, the term “transfer” means any sale, encumbrance, pledge, or other form of disposition or transfer of Common Stock or any legal or equitable interest therein; provided, however, that the term “transfer” does not include a transfer of such shares or interests by will or by the applicable laws of descent and distribution.
(d)    Certificates of Common Stock evidencing shares of Common Stock shall bear an appropriate legend referring to the transfer restrictions imposed by this Section 8.5.
8.6    No Bar to Corporate Restructuring. The existence of this Plan or outstanding Awards under this Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any and all adjustments, recapitalization, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
8.7    Withholding Payments. If upon the exercise of a Nonqualified Option or Stock Appreciation Right, or upon the award of Restricted Stock or the expiration of restrictions applicable to Restricted Stock, or upon a disqualifying disposition (within the meaning of Section 422 of the Code) of Shares acquired upon exercise of an Incentive Option, there shall be payable by the Corporation or a Subsidiary any amount for income tax withholding, in the Committee’s Discretion, either the Corporation shall appropriately reduce the amount of Common Stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Corporation or Subsidiary to reimburse it for such income tax withholding. The Committee may, in its Discretion, permit Participants to satisfy such withholding obligations, in whole or in part, by electing to have the amount of Common Stock delivered or deliverable by the Corporation upon exercise of an Option or Stock Appreciation Right or upon award of Restricted Stock appropriately reduced, or by electing to tender Common Stock back to the Corporation subsequent to exercise of an Option or Stock Appreciation Right or award of Restricted Stock, to reimburse the Corporation or a Subsidiary for such income tax withholding (any such election being irrevocable), subject to such rules and regulations as the Committee may adopt, including such rules as it determines appropriate with respect to Participants subject to the reporting requirements of Section 16(a) of the Exchange Act, to effect such tax withholding in compliance with the Rules established by the Securities and Exchange Commission (the “Commission”) under Section 16 of the Exchange Act and the positions of the staff of the Commission thereunder expressed in no-action letters exempting such tax withholding from liability under Section 16(b) of the Exchange Act. The Committee may make such other arrangements with respect to income tax withholding as it shall determine.
8.8    Capital Readjustments/Share Allocation Modifications. The Shares included in Awards granted under this Plan are shares of Common Stock as constituted on the Effective Date of this Plan, but if, and whenever, after such Effective Date and prior to the earlier of the last day of the Term of this Plan or the delivery by the Corporation of all of the shares of Common Stock included in Awards, the Corporation shall effect: (i) a change in the par value of the Common Stock; (ii) a change in the number of shares of Common Stock having par value into the same or a different number of shares without par value; (iii) a subdivision or consolidation of shares of Common Stock; (iv) any other capital readjustment; (v) the payment of a Common Stock dividend; or (vi) any other increase or reduction of the number of shares of Common Stock outstanding; without, in the case of each of (i) -- (vi), the receipt of consideration by the Corporation, then:
(a)    the Administrator shall make concomitant adjustments in the maximum outstanding Awards specified in Section 6.1 as appropriate; and
(b)    in the event of no change in the number of shares of Common Stock outstanding in connection with a change in par value of the Common Stock or a change from par value to no par value, the shares of Common Stock resulting from any such change shall be deemed to be Common Stock under this Plan.
8.9    Mergers and Consolidations. In the event the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation’s assets, liquidation or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation (in a situation not covered under Section 3.7(f)) or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a “Transaction,” and the Corporation (in the case of the recapitalization of the Common Stock) or such other corporation or entity (in the case of a merger, consolidation or such sale) being herein called the “Acquiring Corporation”), then as a condition of the consummation of the Transaction, lawful and adequate provision shall be made so that each Participant shall be entitled to receive, in lieu of the Shares which were awarded to such Participant and are still subject to the applicable restrictions contained in this Plan on or prior to the consummation of the Transaction, the securities or other property to which each such Participant would have been entitled upon consummation of the Transaction if such Participant had been able to tender or otherwise transfer his or her shares without restriction. Any such securities or other property received as contemplated by this Section 8.9 shall be held by the Corporation or its successor (or an agent designated by the Corporation or such successor) until the applicable restrictions as set forth in this Plan shall have lapsed.
8.10    Legal Impediments to Implementation. Anything in this Plan to the contrary notwithstanding, if at any time specified herein for the award or delivery of an Award to Participants, any law or regulations of any governmental authority having jurisdiction in the matter shall require either the Corporation or the Participant to take any action or refrain from action in connection therewith, then the award or delivery of such Award shall be deferred until such action shall have been taken or such restriction on action shall have been removed.
8.11    Non-Transferability/Designation of Beneficiary.
(a)    Except as provided in subparagraph (b), a Participant may not either voluntarily or involuntarily assign, anticipate, alienate, commute, pledge or encumber an Award to which he or she is or may become entitled to under the Plan, nor may the same be subject to attachment or garnishment by any creditor of a Participant.
(b)    Notwithstanding anything in subparagraph (a) to the contrary, a Participant must designate a person or persons to receive, in the event of his or her death, any right to which he or she would be entitled under the Plan. Such designation shall be made in writing, and filed with the Corporation. A beneficiary designation may be changed or revoked by a Participant at any time by filing a written statement of such change or revocation with the Corporation. If a Participant fails to designate a beneficiary, then his or her estate shall be deemed to be his or her beneficiary.
8.12    Awards Unfunded. The Awards provided pursuant to this Plan (if any) shall be provided solely from the general assets of the Corporation. No trust or other funding device providing for the identification or segregation of assets to fund Awards have been established, nor is it the Corporation’s intention to do so. Each Participant shall be a general and unsecured creditor of the Corporation with respect to any interest he or she may have under this Plan, provided that Awards with respect to which certificates have been issued pursuant to this Plan shall be deemed the property of the Participant in whose name they are issued subject to the ownership and transfer restrictions described elsewhere in this Plan. With respect to such Awards the Corporation shall be deemed a custodian.
8.13    Taxation of Awards. Awards under this Plan will be compensation subject to federal and state taxes.
8.14    Retirement Plans and Welfare Benefit Plans. Except as otherwise specified in this Plan and the plan in question, awards will not be included as “compensation” for purposes of the Corporation’s retirement plans (both qualified and non-qualified) or welfare benefit plans.
8.15    Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Florida and, where applicable, federal law.

8.16    Severability. If any provision of this Plan should be held illegal or invalid for any reason, such determination shall not affect the provisions of this Plan, but instead the Plan shall be construed as if such provisions had never been included herein.
8.17    Headings. Headings contained in this Plan are for convenience only and shall in no event be construed as part of this Plan.
    ARTICLE IX
EFFECT OF CHANGE IN CONTROL
In the event of a Change in Control:
(a)    If the Corporation is the surviving entity and any adjustments necessary to preserve the value of the Participant’s outstanding Stock Options and Stock Appreciation Rights have been made, or the Corporation’s successor at the time of the Change in Control irrevocably assumes the Corporation’s obligations under this Plan or replaces the Participant’s outstanding Stock Options and Stock Appreciation Rights with stock options and Stock Appreciation Rights of equal or greater value and having terms and conditions no less favorable to the Participant than those applicable to the Participant’s Stock Options and Stock Appreciation Rights immediately prior to the Change in Control, then such Awards or their replacement awards shall become immediately exercisable in full only if within two years after the Change in Control the Participant’s employment:
(i)    is terminated without “Cause,” which for purposes of this Article XI shall mean (x) willful and continued failure to substantially perform the Participant’s duties (other than failure resulting from incapacity due to physical or mental illness) after receipt of a written demand for such performance specifically identifying such failure, or (y) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Corporation or its successor;
(ii)    terminates with “Good Reason,” which for purposes of this Article XI shall mean any material diminution of the Participant’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Participant’s position or a material increase in the time Participant is required by the Corporation or its successor to travel), any reduction in salary or in the Participant’s aggregate bonus and incentive opportunities, any material reduction in the aggregate value of the Participant’s employee benefits (including retirement, welfare and fringe benefits), or relocation to a principal work site that is more than 40 miles from the Participant’s principal work site immediately prior to the Change in Control;
(iii)    terminates under circumstances that entitle the Participant to income continuation benefits under any plan of the Corporation, a Subsidiary, or an entity that is a successor to the Corporation or a Subsidiary as a result of the Change in Control, or that would have entitled the Participant to such benefits if the Participant participated in such plan (for this purpose only, any such plan terminated in connection with the Change in Control shall be taken into account); or
(iv)    terminates under circumstances that entitle the Participant to income continuation benefits under any employment agreement between the Participant and the Corporation, a Subsidiary, or any successor thereof.

(b)    If subparagraph (a) does not apply, then without any action by the Committee or the Board of Directors, each outstanding Option and Stock Appreciation Right granted under the Plan that has not been previously exercised or otherwise lapsed and terminated shall become immediately exercisable in full; provided, however, that the Committee, in its Discretion, and without the consent of any Participant affected thereby, may determine that a cash payment shall be made promptly following the Change in Control in lieu of all or any portion of the outstanding Stock Options and Stock Appreciation Rights granted under this Plan. The amount payable with respect to each share of Common Stock subject to an affected Option and each affected Stock Appreciation Right shall equal the excess of the Fair Market Value of a share of Common Stock immediately prior to such Change in Control over the exercise price of such Option or Stock Appreciation Right. After such a determination by the Committee, each Option and Stock Appreciation Right, with respect to which a cash payment is to be made shall terminate, and the Participant shall have no further rights thereunder except the right to receive such cash payment.

INTERNATIONAL SPEEDWAY CORPORATION
AUTHORIZED PERFORMANCE CRITERIA FOR
2017 LONG TERM INCENTIVE PLAN

The following performance criteria are those which may be used by the Compensation Committee in the operation of the Plan:

•	EPS (targets, growth rate; primary, diluted)

•	Return on Equity (average, year-end)

•	Return on Assets (average, year-end, net)

•	Stock Price (targets, growth rate)

•	Revenue (targets, growth rate)

•	Motorsports revenue (targets, growth; as a % of total revenue; growth less TV, Radio and ancillary rights)

•	Media Income (targets, growth, % of total revenue)

•	Growth in marketing partnerships

•	Recurring revenue (targets, growth, % of total revenue)

•	Growth in admissions revenue

•	Number of events staged per month during racing season

•	Revenues per seat

•	Non-event revenue as a % of total revenue

•	Revenue from NASCAR-sanctioned events (targets, growth, % of total revenue)

•	Season ticket sales (targets, growth, % of total revenue)

•	Event-based non-motorsports revenue per seat

•	Average number of years underlying recurring revenues

•	Geographic diversity of ISCA footprint

•	Growth in sales, assets or market share

•	Net Earnings (pre-tax, after-tax)

•	Net Operating Profit

•	Return on Invested Capital

•	Return on Revenue

•	Gross or Operating Margin

•	Cash Flow (operating, free, net, Cash Flow ROE, Cash Flow ROI)

•	Earning before (or after) one or more of taxes, interest, depreciation, and/or amortization)

•	Total Shareholder Return

•	Expense Targets

•	Customer Satisfaction

•	Operating Efficiency

•	Working Capital Targets

•	Profit vs. Budget

•	Economic Value Added (EVA)

•	Compound Annual Growth Rate in Stock Price

•	Operating or other Expenses

•	Shareholders’ Equity (targets, growth)

•	Cost Control Measures

•	Satisfactory Internal or External Audits

•	Debt rating, improvement in Financial Ratings

•	Strategic Objectives based on meeting specified goals with respect to revenue, business mix, market penetration, geographic business expansion, cost, or acquisitions or divestitures

Performance goals with respect to these performance criteria may be based on the performance of the:

•	Company

•	Division

•	Business Unit

•	Subsidiary

•	Department or other organizational unit

•	Any combination of organizational units

•	Individual participant (so long as any individual goals for Named Executive Officers can only be used to reduce and not increase awards otherwise payable under the plan)

Performance goals may be either absolute in their terms, or relative to past performance, budget/business plan or selected peer companies.

Performance goals may provide for the inclusion or exclusion of items such as the effect of unusual charges or income items or other events (including acquisitions or dispositions of businesses or assets, restructurings, reductions in force or changes in accounting principles or tax laws)

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